UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MESABI TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESABI TRUST
C/O DEUTSCHE BANK TRUST COMPANY AMERICAS
TRUST & SECURITIES SERVICES—GDS
60 WALL STREET, 27TH FLOOR
NEW YORK, NEW YORK 10005

December 14, 2005

Dear Trust Certificate Holder:

A special meeting of the Trust Certificate Holders of Mesabi Trust is scheduled to be held on January 17, 2006, at 10:00 a.m. local time, at 60 Wall Street, New York, New York 10005. Please find enclosed a notice to Trust Certificate Holders, a Proxy Statement describing the business to be transacted at the meeting, and a form of Proxy for use in voting at the meeting.

At the special meeting, you will be asked (i) to approve a proposal seeking the appointment of a successor trustee of Mesabi Trust, and (ii) to approve a proposal seeking an amendment to the Agreement of Trust of Mesabi Trust which would increase the minimum compensation payable to each Individual Trustee and the Corporate Trustee.

We hope that you will be able to attend the special meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed Proxy as promptly as possible. It is very important that your units of beneficial interest be represented at the meeting.

Very truly yours,
DEUTSCHE BANK TRUST COMPANY AMERICAS
Corporate Trustee of the Mesabi Trust

YOUR VOTE IS IMPORTANT

All Trust Certificate Holders are cordially invited to attend the special meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy as promptly as possible. Returning your proxy will help assure that a quorum will be present at the meeting and avoid the added expense of conducting additional proxy solicitations. Any Trust Certificate Holder attending the meeting may vote in person even if he or she has returned the Proxy.

MESABI TRUST

c/o Deutsche Bank Trust Company Americas
Trust & Securities Services—GDS
60 Wall Street, 27th Floor
New York, New York 10005

NOTICE OF SPECIAL MEETING OF TRUST CERTIFICATE HOLDERS
To Be Held January 17, 2006

In accordance with Section 14.2 of the Agreement of Trust dated as of July 18, 1961, as amended, (the “Agreement of Trust”), NOTICE IS HEREBY GIVEN that the Trustees have called a special meeting of the Trust Certificate Holders of Mesabi Trust to be held on January 17, 2006, at 10:00 a.m. local time, at 60 Wall Street, New York, New York 10005. The special meeting of Trust Certificate Holders is called to consider and vote on the following matters:

(1)         the appointment of a trustee to succeed Ira A. Marshall, Jr.;

(2)         the approval of an amendment to the Agreement of Trust which would increase the minimum compensation payable to each Individual Trustee and the Corporate Trustee.

Under the Agreement of Trust, each holder is entitled to one vote for each unit of beneficial interest represented by Trust Certificates registered in his or her name at the close of business on December 12, 2005 (the record date for the special meeting fixed by the Trustees in accordance with the Agreement of Trust). Only holders of record of units of beneficial interest of the Trust, at the close of business on December 12, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. A list of Trust Certificate Holders entitled to vote at the special meeting will be available for inspection by Trust Certificate Holders for any purpose germane to the special meeting during regular business hours for the ten days preceding the special meeting at the Corporate Trustee’s offices at 60 Wall Street, 27th Floor New York, New York 10005 and also at the special meeting.

WE URGE ALL TRUST CERTIFICATE HOLDERS TO ATTEND THE MEETING IN PERSON, IF POSSIBLE. IF NOT, THEY ARE URGED TO DATE, SIGN AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Very truly yours,
Deutsche Bank Trust Company Americas
Corporate Trustee of the Mesabi Trust

New York, New York
December 14, 2005

MESABI TRUST

c/o Deutsche Bank Trust Company Americas
Trust & Securities Services—GDS
60 Wall Street, 27th Floor
New York, New York 10005
(615) 835-2749

PROXY STATEMENT

David J. Hoffman, Richard G. Lareau and Norman F. Sprague, III (the “Individual Trustees”) together with Deutsche Bank Trust Company Americas (the “Corporate Trustee” and together with the Individual Trustees, the “Trustees”), request your proxy for use at the special meeting of Trust Certificate Holders to be held on January 17, 2006, at 10:00 a.m. local time, at 60 Wall Street, New York, New York 10005, and at any adjournment or postponement thereof. By signing and returning the enclosed Proxy you authorize the persons named on the Proxy to represent you and to vote your units of beneficial interest (“units”) at the special meeting. This Proxy Statement and the form of proxy were first mailed to Trust Certificate Holders of the Trust on or about December 14, 2005.

If you attend the special meeting, you may vote in person. If you are not present at the special meeting, your units can be voted only if you have returned a properly signed Proxy or are represented by another proxy. You may revoke your Proxy at any time before it is exercised at the special meeting by (a) signing and submitting a later-dated proxy to the Corporate Trustee, (b) delivering written notice of revocation of the Proxy to the Corporate Trustee, or (c) attending and voting in person at the special meeting. In the absence of any such revocation, units represented by the persons named on the proxies will be voted at the special meeting.

The cost of soliciting proxies, including reimbursement of out-of-pocket expenses, will be paid by the Trust. Solicitation of proxies will be made by the Individual Trustees and certain employees of the Corporate Trustee. Representatives of the Trustees may solicit proxies personally or by telephone, telegram or other forms of wire or electronic communication. The Trust may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of units held of record by those companies. The Trust will reimburse persons holding units in their names or in the names of their nominees for their expenses in sending the soliciting materials to their principals.

The Trust has retained Georgeson Shareholder Communications, Inc. for solicitation and advisory services in connection with this Proxy Statement and related proxy and authorization solicitations. It is estimated that Georgeson Shareholder Communications will be paid approximately $10,000 for its services as solicitation agent and will be reimbursed for its reasonable out-of-pocket expenses. As of December 12, 2005, the Trust has paid Georgeson Shareholder Communications $7,500 in connection with its provision of solicitation and advisory services. The Trust has also agreed to indemnify Georgeson Shareholder Communications against certain liabilities and expenses which result from Georgeson Shareholder Communications’ performance of the proxy solicitation services.

In order to limit the expense of further solicitation the Trustees urge you to promptly return the enclosed proxy. In the event you decide to attend the special meeting in person, you will be given an opportunity to vote your units yourself should you desire to do so.

VOTING AND QUORUM

The only outstanding voting securities of the Trust are the units. As of the close of business on December 12, 2005 there were 13,120,010 units outstanding and entitled to be voted at the special meeting.

Each outstanding unit is entitled to one vote. The presence, in person or by proxy, of a majority of the units outstanding as of December 12, 2005, shall constitute a quorum at the special meeting. Proposal One requires the affirmative vote of at least a majority of the units outstanding to approve the appointment of a successor trustee of the Trust. Proposal Two requires the affirmative vote of at least 66 2/3% of the units outstanding to approve the amendment to the Agreement of Trust to increase the minimum compensation payable to the Individual Trustees and the Corporate Trustee.

The holders of a majority of the units who are present or represented by proxy at the special meeting shall have the power to adjourn the special meeting from time to time without notice, other than an announcement at the special meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting had a quorum originally been present. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the special meeting.

Whether or not a quorum is present, the persons named on the proxies intend to vote in favor of any motion to adjourn the special meeting to a subsequent day if, prior to the special meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the special meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals described in this Proxy Statement have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the special meeting. A broker non-vote occurs if a broker or other nominee attending the special meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.

As of December 12, 2005, the Individual Trustees as a group had voting power over an aggregate of 53,200 units, constituting less than 1% of the units outstanding. The Individual Trustees intend to vote all those units FOR the appointment of the successor trustee. They intend to vote all those units FOR the proposed amendment to the Agreement of Trust only if a majority of the units held by Trust Certificate Holders (not including the units held by the Individual Trustees) are voted FOR the proposed amendment.

PROPOSAL ONE—APPOINTMENT OF SUCCESSOR TRUSTEE

The Agreement of Trust provides that there are to be five Trustees of Mesabi Trust, one of whom must be a Corporate Trustee with the qualifications prescribed in the Agreement of Trust and four of whom must be individual citizens and residents of the United States. The Trustees do not hold office for specific terms but continue in office until such time as, in the case of the Individual Trustees, a Trustee resigns, or is removed, or dies, or becomes incapable of acting or is adjudged a bankrupt or insolvent. Whenever there shall be a vacancy in the office of an Individual Trustee, a successor shall be appointed by the holders of a majority in interest of the units then outstanding.

Upon learning that Ira A. Marshall, Jr. was contemplating resigning as a Trustee of the Trust, the Trustees considered potential candidates to succeed Mr. Marshall. On November 8, 2005, the Trustees held a telephonic meeting during which they discussed Mr. Marshall’s contemplated resignation and considered the nomination of James A. Ehrenberg as a possible successor to Mr. Marshall. The Trustees concluded that Mr. Ehrenberg would be uniquely qualified to fill the eventual vacancy that would be created upon the effectiveness of Mr. Marshall’s resignation.

In deciding to nominate Mr. Ehrenberg, the Trustees discussed his credentials which include nearly forty years of experience as a trust officer with U.S. Bank, N.A. and its predecessor First Trust Company of Saint Paul. The Trustees also acknowledged that Mr. Ehrenberg, for over twenty years, was primarily responsible for performing corporate trustee services for the Mesabi Land Trust. In that capacity, Mr. Ehrenberg participated in numerous inspection trips and meetings with the owner/operator of the mine in northern Minnesota and was in attendance at almost every meeting of the Mesabi Trustees during that time. The Trustees believe that Mr. Ehrenberg’s considerable familiarity with the Trust’s holdings and the associated duties of the Trustees, combined with his wealth of experience working with trusts of all types make him a logical and highly capable candidate to succeed Mr. Marshall. Based on these factors, the Trustees agreed to endorse his candidacy for appointment by the Trust Certificate Holders.

On November 15, 2005, Mr. Marshall announced that he was resigning as a Trustee of the Trust with his resignation to take effect upon the due appointment of his successor as provided for under the Agreement of Trust. A copy of Mr. Marshall’s letter of resignation is attached as Appendix A to this Proxy Statement and the mailing of this Proxy Statement to each Trust Certificate Holder constitutes notice of such resignation as required by Section 12.2 of the Agreement of Trust.

The Trustees recommend that Trust Certificate Holders vote FOR the appointment of Mr. Ehrenberg as Trustee of Mesabi Trust. For more information about Mr. Ehrenberg, see the section below under the heading “Nominee Information.”

REQUIRED VOTE

The appointment of Mr. Ehrenberg as successor trustee requires the affirmative vote of a majority of the units outstanding (or Trust Certificate Holders owning an aggregate of at least 6,560,006 units). Accordingly, abstentions and broker non-votes in the appointment of the successor trustee will have the effect of a vote against Mr. Ehrenberg. If the enclosed proxy is returned and you have indicated how you wish to vote, the proxy will be voted in accordance with your instructions. Should the enclosed proxy be returned without instructions on how you wish to vote on this Proposal One, your proxy will be deemed to grant such authority and will be voted FOR the appointment of the Mr. Ehrenberg.

EFFECT OF NEGATIVE VOTES ON PROPOSAL ONE

Mr. Marshall’s letter of resignation states that his resignation will take effect following the appointment of a successor trustee. If the Trust Certificate Holders appoint Mr. Ehrenberg as successor trustee at the special meeting, Mr. Marshall’s resignation will take effect upon the conclusion of the special meeting. In the event that the Trust Certificate Holders fail to appoint a successor trustee at the special meeting, Mr. Marshall may elect to give written notice of his resignation to each Trust Certificate Holder, which resignation would not be contingent upon the appointment of a successor trustee. If Mr. Marshall resigns and no successor trustee is appointed within 90 days following the effective date of his resignation, then a successor trustee may be appointed by the Supreme Court of the State of New York, on the application of any Trust Certificate Holder upon such notice, if any, as the Court may deem proper and prescribe. In the event a Trust Certificate Holder files such an application, the court may appoint a temporary trustee at any time after such application is filed and the temporary trustee shall act only until a successor trustee shall have been appointed by the Trust Certificate Holders consistent with the provisions of the Agreement of Trust.

PROPOSAL TWO—AMENDMENT TO THE AGREEMENT OF TRUST

PRIOR AMENDMENTS TO TRUSTEE COMPENSATION

The Individual Trustees and the Corporate Trustee are entitled to compensation as provided in Article 11 of the Agreement of Trust. On September 29, 1982 the Trust Certificate Holders approved an amendment to the Agreement of Trust which (i) increased the compensation payable to each Individual Trustee and the minimum compensation payable to the Corporate Trustee; (ii) provided for an annual adjustment of such compensation to reflect changes in the same index used in calculating leasehold royalties of the Trust; and (iii) increased the fixed amount payable to the Corporate Trustee for clerical and administrative services performed by it for the Trust.

The Corporate Trustee’s aggregate compensation in any fiscal year is based on three factors. First, pursuant to the 1982 amendment, in lieu of commissions fixed by law for trustees, the Corporate Trustee is entitled to receive as annual compensation for services as Trustee one quarter of one percent (1/4 of 1%) of the Trust Moneys (exclusive of proceeds of sale of any part of the trust estate) received by the Trustees and distributed to the Trust Certificate Holders (but not less than $20,000, adjusted as provided below). Second, in each fiscal year after January 31, 1982, the Corporate Trustee has received a fixed payment of $62,500 to cover clerical and administrative services to the Trust in addition to the variable compensation discussed in the preceding sentence. Third, the Corporate Trustee also receives a payment for the services it provides in its capacity as registrar and transfer agent to the Trust.

Similarly, pursuant to the 1982 amendment to the Agreement of Trust, each Individual Trustee is entitled to receive as annual compensation for services as Trustee not less than $20,000 (adjusted as provided below) while he is in office.

In each year since 1982, annual Trustee compensation has been adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the “1981 Escalation Level”) in the All Commodities Producer Price Index (with 1967 = 100 as a base). The All Commodities Producer Price Index is published by the U.S. Department of Labor. The adjustment to Trustee compensation is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year, and (b) the 1981 Escalation Level.

At the time of the amendment in 1982, the trustees then in office concluded that any further erosion of the value of the compensation payable to them due to the negative effect of inflation would result in their compensation becoming inadequate. The Trustees have now considered the inflation-adjusted value of their compensation as well as the considerations discussed below under the heading “Bases for Increase in Trustee Compensation” and concluded that the adjustments based on the changes in the Producer Price Index have failed to provide for adequate adjustments to Trustee compensation.

BASES FOR INCREASE IN TRUSTEE COMPENSATION

The Trustees have received an average annual growth in compensation of approximately 2.3% since the last increase to Trustee compensation was approved in 1982. An analysis of the Trustees’ compensation in comparison to changes in the U.S. Consumer Price Index reveals that the purchasing power of $20,000 in 1983 dollars (adjusted for inflation as measured by the U.S. Consumer Price Index) is approximately equal to the purchasing power of $40,000 in 2005 dollars. The proposed amendment to the Agreement of Trust, which would be effective for each fiscal year beginning after January 31, 2006, would result in the fiscal year 2006 annual compensation being approximately equal to the level it was in fiscal 1983 after adjusting for inflation (plus an additional amount to compensate for the increased responsibilities and additional liability exposure of the Trustees). As with the amendment in 1982, the Trustees believe that the proposed change in compensation is necessary to prevent the Trustees’ compensation from becoming inadequate.

In arriving at the decision that an increase in compensation is necessary, the Trustees considered various other factors in addition to the adverse effects of inflation. When the current compensation structure of the Trustees was established in 1982, it was unforeseeable that the responsibilities of the Trustees would expand to become what they are today. Since 1982 the Trust’s governance has become more complicated and time-consuming due to an increasingly complex regulatory framework. During this period of time, the functions performed by the Trustees have increased significantly. In addition to their traditional fiduciary responsibilities in connection with Trust policy matters, the Trustees have assumed responsibility for ensuring that the Trust is in compliance with the requirements imposed by the Sarbanes-Oxley Act of 2002, to the extent applicable. As a result of the recent reform and new rules enacted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act, the Trustees have been dedicating significantly more time and effort in order to fulfill their duties as Trustees. Moreover, the Trustees have witnessed a changing legal and regulatory landscape that has increased their potential liability exposure.

In addition, the Trustees’ oversight role with respect to the operations of the Trust’s holdings has expanded and become more complicated since the last compensation increase was approved in 1982. Furthermore, because the Trust’s duration is set to continue for a period of twenty-one years following the death of the survivor of the twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to currently be forty-four years old, it is unlikely that any of the current Trustees will be serving in the position of Trustee throughout the wind-down period of the Trust. Therefore, the Trustees believe that an increase in the Trustees’ compensation is necessary to allow the Trust to attract and retain future trustees with the background and professional experience necessary to continue to effectively manage the Trust.

The proposed increase in the compensation of the Trustees, in the aggregate, amounts to less than six-tenths of one cent per unit outstanding per year. At the same time, the aggregate compensation payable to all Trustees after the increase will be approximately two cents per unit outstanding. Comparatively, Trust Certificate Holders received distributions totaling seventy-seven cents per unit in the fiscal year ended January 31, 2005.

As shown in the table below, the Trustees also believe that the proposed increase in compensation is reasonable given that other publicly-traded trusts with similar market capitalizations generally pay higher aggregate compensation to their Trustees. Further, unlike Great Northern Iron Ore Properties and North European Oil Royalty Trust, the Trust does not have any officers or employees to assist in the oversight of the operations of the Trust’s holdings.

Issuer Name	Corporate Trustee Compensation		Individual Trustee Compensation	Aggregate Compensation All Trustees and Officers	Aggregate Compensation per Unit Outstanding	Market Value
						(in Millions)
Mesabi Trust(a)	$93,147.84		$30,647.84	$215,739.20	$0.01644	$229.34
Great Northern Iron Ore Properties(b)	N/A	*	$50,000.00	$484,933.00	$0.32329	$175.50
North European Oil Royalty Trust(c)	N/A	*	$32,264.68	$305,990.72	$0.03425	$211.72

*                    No corporate trustee information available.

(a)           Aggregate compensation and market value figures as of fiscal year ended 1/31/05.

(b)          Aggregate compensation and market value figures as of fiscal year ended 12/31/04.

(c)           Aggregate compensation and market value figures as of fiscal year ended 10/31/04.

The Trustees concluded that the amendment to the Agreement of Trust described in this proposal is necessary in order to restore, to some extent, the original value of the compensation specified in the Agreement of Trust as initially adopted. The Trustees believe that the increase in compensation is reasonable given the negative effects of inflation, the additional governance responsibilities of the Trustees, and the general rise in compensation for similar positions. The Trustees receive no additional meeting fees, equity incentives, benefits, pension or investment opportunities that typically accompany such positions.

PROPOSED AMENDMENT REGARDING TRUSTEE COMPENSATION

The negative effect of inflation on Trustee compensation can also be demonstrated by comparing the level of Trustee compensation in 1961 to the level of Trustee compensation today. When the Trust was established in 1961, the compensation for individual trustees was fixed at a minimum of $10,000 per year. According to the Bureau of Labor Statistics of the U.S. Department of Labor the purchasing power of $10,000 in 1961 dollars is equivalent to that of $66,662.07 in 2005 dollars, which is nearly 50% greater than the proposed new minimum of $45,000 per year.

In order to account for the negative effects of inflation and to compensate for the increased effort and time commitment needed to meet the added responsibilities of the Trustees, the Trustees have proposed that the Agreement of Trust be amended such that the minimum Individual Trustee compensation payable in any fiscal year will be increased from $20,000 to $45,000. As detailed below under the heading “Trustee Compensation,” each Individual Trustee received $30,647.84 in fiscal year 2005. By voting in favor of the amendment to the Agreement of Trust, you will be authorizing the Trust to pay each Individual Trustee not less than $45,000 in each fiscal year beginning February 1, 2006.

With respect to the Corporate Trustee, it will receive one quarter of one percent (1/4 of 1%) of the Trust Moneys (exclusive of proceeds of sale of any part of the trust estate) received by the Trustees and distributed to the Trust Certificate Holders (but not less than $45,000, adjusted in the same manner as for the minimum Individual Trustee compensation), plus $62,500 to cover clerical and administrative services to the Trust and the fees it receives for providing registrar and transfer agent services to the Trust. As detailed under the heading “Trustee Compensation,” the Corporate Trustee received aggregate compensation of $93,147.84 in fiscal year 2005, excluding the fees it received for services in its capacity as registrar and transfer agent to the Trust. By voting in favor of the amendment to the Agreement of Trust, you will be authorizing the Trust to pay the Corporate Trustee not less than $107,500 in each fiscal year beginning February 1, 2006.

The proposed amendment to Article 11 of the Agreement of Trust is reflected in the “black-line” version of the Agreement of Trust attached hereto as Appendix B. The “black-line” version of the Agreement of Trust underlines the new text that would be added as a result of the proposed amendment to the Agreement of Trust described in this Proposal Two.

The Trustees recommend that the Trust Certificate Holders vote FOR the proposed amendment to the Agreement of Trust.

REQUIRED VOTE

This Proposal Two constitutes an amendment to the Agreement of Trust which, pursuant to Section 7.3 of the Agreement of Trust, requires the affirmative vote of at least 66 2/3% in interest of the Trust Certificate Holders (or Trust Certificate Holders owning an aggregate of at least 8,746,674 units) for its approval. Abstentions and broker non-votes in the adoption of the amendment to the Agreement of Trust will have the effect of a vote against such amendment. If the enclosed Proxy is returned and you have indicated how you wish to vote, the Proxy will be voted in accordance with your instructions. Should the enclosed Proxy be returned without instructions on how you wish to vote on this Proposal Two, your Proxy will be deemed to grant such authority and will be voted FOR the proposed amendment.

EFFECT OF NEGATIVE VOTES ON PROPOSAL TWO

In the event that the Trust Certificate Holders fail to approve the amendment to the Agreement of Trust under Proposal Two, such amendment will not take effect. Mr. Ehrenberg’s willingness and ability to serve as successor trustee is not conditioned upon Trust Certificate Holder approval of this Proposal Two.

GENERAL INFORMATION

TRUSTEE INFORMATION

The present Trustees of Mesabi Trust and their principal occupations for the last five years, their ages, their terms in office as Trustees, and the number of units beneficially owned by each of them is set forth in the table below. The information with respect to each Trustee’s ownership of units includes those units for which such Trustee has voting power or investment power. Voting power and investment power are not shared with others unless specifically stated. All statements as to beneficial ownership are as of January 31, 2005.

Name	Age	Business Experience During Past Five Years	Trustee Since	Number of Units
Deutsche Bank Trust Company Americas	—	New York banking corporation.	1961	0	(a)
David J. Hoffman	69	Mining geologist.	1977	38,100	(b)
Richard G. Lareau	77	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP; Until September 2004, Director of Northern Technologies International Corporation.	1990	24,000	(c)
Ira A. Marshall, Jr.*	82	Private investor and self-employed petroleum engineer.	1976	51,000	(d)
Norman F. Sprague, III	57	Private investor; Orthopedic surgeon.	1981	12,700

*       As explained elsewhere in this Proxy Statement, Mr. Marshall has announced his intention to resign from the Trust upon the appointment of his successor by a majority in interest of the units outstanding.

(a)           Deutsche Bank Trust Company Americas previously held, on behalf of various customers, units in so-called “directed” accounts. Deutsche Bank Trust Company Americas no longer maintains such directed accounts and therefore does not beneficially own any units.

(b)          Includes 15,100 units owned by Mr. Hoffman’s wife, over which Mr. Hoffman does not have any investment or voting power and as to which Mr. Hoffman disclaims any beneficial ownership.

(c)           Includes 10,000 units owned by Mr. Lareau’s wife, over which Mr. Lareau does not have any investment or voting power and as to which Mr. Lareau disclaims any beneficial ownership.

(d)          These Units consist of (a) 50,000 units owned indirectly by Mr. Marshall through a family trust of which Mr. Marshall is the sole trustee, and (b) 1,000 units over which Mr. Marshall has joint voting and investment power.

NOMINEE INFORMATION

Mr. James A. Ehrenberg recently retired from his position as Senior Vice President of U.S. Bank, N.A. after spending nearly forty years in the Corporate Trust department of U.S. Bank, N.A. and its predecessor, First Trust Company of Saint Paul. From 1983 until April 2005, Mr. Ehrenberg was directly responsible for providing corporate trustee services to the Mesabi Land Trust of which Mesabi Trust is the sole trust certificate holder. During his more than twenty years of service as the designated representative of the corporate trustee of the Mesabi Land Trust, Mr. Ehrenberg attended almost every scheduled meeting of the trustees held by the Trust. Mr. Ehrenberg has also participated in numerous inspection trips and meetings with the owner/operator of the mines in northern Minnesota.

Effective November 15, 2005, Mr. Ehrenberg was appointed as a trustee of the Mesabi Land Trust, a trust that owns, in whole or in part, certain contiguous lands in St. Louis County, Minnesota. Mesabi Trust is the sole beneficiary and trust certificate holder of Mesabi Land Trust. Pursuant to an action by written consent resolution, the Trustees, acting on behalf of Mesabi Land Trust, appointed Mr. Ehrenberg to fill the vacancy created by Mr. Marshall’s resignation as trustee of the Mesabi Land Trust. The Individual Trustees of Mesabi Trust, together with the corporate trustee of the Mesabi Land Trust, U.S. Bank, N.A., serve as the remaining trustees of the Mesabi Land Trust.

TRUSTEE COMPENSATION

During the fiscal years ended January 31, 2005, 2004 and 2003 the total remuneration paid to the Trustees was as follows:

Fiscal Year Ended January 31,	Aggregate Individual Trustee Compensation(a)	Aggregate Corporate Trustee Compensation(b)(c)	Aggregate Compensation—All Trustees(c)
2005	$122,591.36	$93,147.84	$215,739.20
2004	$112,544.20	$90,636.05	$203,176.25
2003	$107,925.76	$89,481.44	$197,407.20

(a)           Under the Agreement of Trust, each Individual Trustee, of which there are four, is currently entitled to annual compensation of not less than $20,000 adjusted as provided in the Agreement of Trust. Each Individual Trustee was paid total compensation of $30,647.84, $28,136.05, and $26,981.44 in fiscal years 2005, 2004, and 2003, respectively.

(b)          Under the Agreement of Trust, the Corporate Trustee is entitled to annual compensation of: (i) 1/4 of 1% of the Trust Moneys (exclusive of proceeds of sale of any part of the Trust Estate) received by the Trustees and distributed to the Trust Certificate Holders (but not less than $20,000 adjusted as provided in the Agreement of Trust) and (ii) $62,500 to cover clerical and administrative services to the Trust. The variable component of the Corporate Trustee’s compensation (i.e., excluding the $62,500 fee for clerical and administrative services), was $30,647.84, $28,136.05, and $26,981.44 in fiscal years 2005, 2004, and 2003, respectively.

(c)           Does not include any fees and disbursements paid to Deutsche Bank Trust Company Americas as registrar and transfer agent of the units. Deutsche Bank Trust Company Americas received $15,612.42, $16,266.28, and $15,837.88 for services as transfer agent and registrar in fiscal years 2005, 2004, and 2003, respectively.

There are no options, stock appreciation rights, long-term performance-based incentive plans or retirement benefits applicable to any of the Trustees and, accordingly, disclosure tables with respect to such items have been omitted.

COMMITTEES

The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, NYSE rules and regulations and the Sarbanes-Oxley Act of 2002. In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust. In particular, the Sarbanes-Oxley Act provides for the adoption by the Securities and Exchange Commission and the New York Stock Exchange of certain rules and regulations that may be impossible for the Trust to literally satisfy because of its nature as a pass-through trust. The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, executive officers, or the formation of (and delegation of duties to) an audit, nominating, governance or compensation committee. Therefore, the Trust cannot literally comply with many of these rules and regulations under the Agreement of Trust.

TRUSTEE NOMINATION PROCESS

As a passive business organization, the Trust is not subject to the independence rules under Section 303A of the NYSE listed company manual. Accordingly, the Trust does not have a standing nomination committee, nor has it adopted a charter governing nominations.

Once elected, each Individual Trustee remains in that position until the earlier of such trustee’s resignation, death, incapacity or such trustee’s removal, with or without cause, at a special meeting of the Trust Certificate Holders by the affirmative vote of the holders of a majority of all the units then outstanding. The Agreement of Trust does not establish any guidelines with respect to the nomination of successor trustees. At such time as a vacancy occurs in the Trustees, all of the remaining Trustees serve the function of a nominating committee and do so in accordance with the provisions of the Agreement of Trust. A copy of the Agreement of Trust, as amended, is on file with the Securities and Exchange Commission.

Due to the infrequency of vacancies in the Trustees, the Trustees have not established a formal policy with regard to the consideration of candidates for a vacancy in the Trustees recommended by the Trust Certificate Holders. Should any Trust Certificate Holder seek to recommend a nominee, the Trustees may review the candidate’s qualifications and take such action as appropriate in furtherance of the best interests of Trust.

Mr. Ehrenberg was recommended for nomination by the Trustees and his nomination was approved by the Trustees pursuant to an action by written consent resolution of the Trustees effective as of November 15, 2005.

INDEPENDENT PUBLIC ACCOUNTANTS

The Trustees have selected Gordon, Hughes & Banks, LLP (“GHB”) as the independent accountants of the Trust for fiscal year 2006. Representatives of GHB will be present at the special meeting and will have an opportunity to make a statement if they desire. Such representatives are expected to be available to respond to appropriate questions.

GHB has been the independent certified public accountants to the Trust since December 15, 2004. On December 15, 2004, Eide Bailly LLP (“Eide Bailly”) resigned as independent certified public accountants to Mesabi Trust due to Eide Bailly’s de minimis involvement in the preparation of the Trust’s financial statements. The decision to replace Eide Bailly was made by the Trustees of the Trust, as the Trust does not have a Board of Directors. Eide Bailly’s decision to resign as the Trust’s independent certified public accountants effective was not motivated by any disagreement with the Trustees over the Trust’s financial statements.

Eide Bailly’s reports on the Trust’s consolidated financial statements for the two fiscal years ended January 31, 2004 and January 31, 2005, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust’s two fiscal years ended January 31, 2004 and January 31, 2005, there were no disagreements with Eide Bailly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Eide Bailly, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. During the Trust’s two fiscal years ended January 31, 2004 and January 31, 2005, there were no “Reportable Events” (hereinafter defined) requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K. As used herein, the term “Reportable Event” means any of the events specified in paragraphs (a)(1)(v) (A)-(D) of Item 304 of Regulation S-K.

FEES PAID TO INDEPENDENT ACCOUNTANTS

Audit Fees.   The aggregate fees paid for professional services rendered by GHB for the audit of the Trust’s annual financial statements and review of the financial statements included in the Trust’s quarterly reports on Form 10-Q for fiscal 2005 were approximately $25,500, which amount excludes fees incurred by the Trust for professional services rendered by GHB after January 31, 2005 for GHB’s review of the Trustees’ report on internal control over financial reporting included in the Annual Report for fiscal 2005.

The aggregate fees paid for professional services rendered by Eide Bailly for the audit of the Trust’s annual financial statements and review of the financial statements included in the Trust’s quarterly reports on Form 10-Q for fiscal 2004 were approximately $28,430, which amount excludes fees incurred by the Trust for professional services rendered by Eide Bailly after January 31, 2005 for Eide Bailly’s non-audit accounting services.

Audit-Related Fees.   No fees were paid to GHB for assurance and related services that were reasonably related to the performance of the audit or review of the Trust’s financial statements for fiscal 2005.

The aggregate fees paid to Eide Bailly for assurance and related services that were reasonably related to the performance of the audit or review of the Trust’s financial statements, other than those described above, for fiscal 2004 were approximately $6,500. Such services included examining the schedule of leasehold royalties payable to Mesabi Trust as set forth in the Peters Lease and the Assignment of the Peters and Cloquet Leases, as amended June 12, 1989.

Tax Fees.   No fees were paid to GHB for tax compliance, tax advice and tax planning for Mesabi Trust for fiscal 2005.

The aggregate fees paid to Eide Bailly for tax compliance, tax advice and tax planning for Mesabi Trust for fiscal 2004 were approximately $2,350. Such services included preparation of the tax memorandum to the Trust Certificate Holders.

All Other Fees.   No other fees were paid to GHB for products and services provided to Mesabi Trust, other than those described above, for fiscal 2005.

No other fees were paid to Eide Bailly for products and services provided to Mesabi Trust, other than those described above, for fiscal 2004.

Before the independent auditor is engaged to perform audit and review services for the Trust, the Trustees approve the engagements. All services described in this section were approved by the Trustees.

The Trustees have considered whether the independent accountants’ provision of non-audit services to the Trust is compatible with maintaining the accountants’ independence and discussed with them their independence from the Trust and the Trustees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning each person known to Mesabi Trust to own beneficially more than 5% of the Trust’s units outstanding as of December 12, 2005. Such information has been obtained from Mesabi Trust’s records and a review of statements filed with Mesabi Trust pursuant to Rule 13d-102 under the Securities Exchange Act of 1934, as amended, through December 12, 2005.

Name and Address	Amount of Beneficial Ownership of Units of Beneficial Interest		Percentage
Tontine Capital Partners, L.P., a Delaware limited partnership, Tontine Capital Management, L.L.C., a Delaware limited liability company, and Jeffrey L. Gendell, 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	861,600	(a)	6.6%

(a)           This information was provided to the Securities and Exchange Commission on a Form 13F dated November 10, 2005, filed by Jeffrey L. Gendell. The Trust was previously provided a Schedule 13G dated January 10, 2005, filed by such persons, which indicates that such persons each have shared voting power and shared dispositive power with respect to such units of beneficial interest. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P., the direct owner of the 861,600 units of beneficial interest reported. Mr. Gendell is the Managing Member of Tontine Capital Management, L.L.C. and in that capacity directs its operations. The Form 13F and Schedule 13G may be reviewed for more detailed information concerning the matters summarized herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Trust has no directors or executive officers. See the heading titled “Trustee Compensation” in this Proxy Statement for the remuneration received by the Individual Trustees and the Corporate Trustee for the three-year period ended January 31, 2005 and the heading section titled “Trustee Information” for information concerning units of beneficial interest owned by the Trustees. Richard G. Lareau is a partner in the law firm of Oppenheimer Wolff & Donnelly LLP, which serves as legal counsel to the Trust and the Mesabi Land Trust. Oppenheimer Wolff & Donnelly LLP received $158,314 for its services during the Trust’s fiscal year ended January 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and holders of more than 10% of the Trust’s units to file with the Securities and Exchange Commission and the NYSE initial reports of ownership of units and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Trust with copies of all Section 16(a) reports that they file. Based solely on a review of these reports, the Trust believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2005.

ADDITIONAL INFORMATION

TRUST CERTIFICATE HOLDER PROPOSALS

The Trust is not required to and does not hold annual meetings of Trust Certificate Holders. Accordingly, the Trust does not publish a date by which Trust Certificate Holders must make proposals for inclusion in an annual meeting.

The Trust Certificate Holders may initiate the calling of a special meeting by submitting a written request to the Trustees signed by at least 15% in interest of the Trust Certificate Holders. The written request must specify in reasonable detail the action proposed to be taken. If the Trustees fail to call a meeting within 30 days of receiving the written request, the 15% in interest of the Trust Certificate Holders, or their designated representative, may call a special meeting.

ANNUAL REPORT

MESABI TRUST WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 2005, TO ANY PERSON WHO WAS A TRUST CERTIFICATE HOLDER AS OF DECEMBER 12, 2005, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO DEUTSCHE BANK TRUST COMPANY AMERICAS, CORPORATE TRUSTEE, ATTN: RODNEY GAUGHAN, 60 WALL STREET, 27TH FLOOR, NEW YORK, NEW YORK 10005.

WHERE YOU CAN FIND MORE INFORMATION

The units of the trust are listed on the New York Stock Exchange under the symbol “MSB”. The Trust files annual, quarterly and special reports and other information with the Securities and Exchange Commission. The Trust’s SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document the Trust files with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The Trust will provide copies of the reports and other information filed with the SEC to any Trust Certificate Holder, at the actual cost of reproduction, upon written request to the Corporate Trustee. Such request should be sent to Deutsche Bank Trust Company Americas, Corporate Trustee, Attn: Rodney Gaughan, 60 Wall Street, 27th Floor, New York, New York 10005.

If you have any questions or require additional information concerning this Proxy Statement, please contact Georgeson Shareholder Communications, toll free at 1-888-666-2573.

Very truly yours,
DEUTSCHE BANK TRUST COMPANY AMERICAS
Corporate Trustee of the Mesabi Trust

APPENDIX A

November 15, 2005

To the Trustees of Mesabi Trust:

I, Ira A. Marshall, Jr., hereby announce my intention to resign as Trustee of the Mesabi Trust because of general concerns regarding my health. This letter serves as the written notice of my resignation as required by Section 12.2 of the Agreement of Trust dated July 18, 1961. My resignation will take effect upon the appointment of my successor as provided in Section 12.2 Agreement of Trust.

Sincerely,

/s/ Ira A. Marshall, Jr.

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APPENDIX B

PROPOSED AMENDMENT TO AGREEMENT OF TRUST

ARTICLE ELEVEN

Compensation of Trustees

Section 11.1   Compensation for Ordinary Services as Trustee.   In any fiscal year ending prior to February 1, 1982, in lieu of commissions fixed by law for trustees, each Trustee shall receive as compensation for services as Trustee hereunder one quarter of one percent (1/4 of 1%) of the Trust Moneys (exclusive of proceeds of sale of any part of the Trust Estate) received by the Trustees and distributed to the Trust Certificate holders (but (i) as to the Corporate Trustee not less than $15,000 in any fiscal year beginning after December 31, 1961 nor more than $25,000 in any fiscal year ending prior to January 1, 1966 and (ii) as to each Individual Trustee not less than $10,000 in any fiscal year beginning after December 31, 1961 nor more than $20,000 in any fiscal year ending prior to February 1, 1982) while he is in office and such additional compensation from the cash proceeds of the sale of any part of the Trust Estate while he is in office as may be approved by a majority in interest of the Trust Certificate holders, or in event of the sale of the Trust Estate by 75% in interest thereof. In any fiscal year beginning after January 31, 1982, in lieu of commissions fixed by law for trustees, (a) the Corporate Trustee shall receive as compensation for services as Trustee hereunder one quarter of one percent (1/4 of 1%) of the Trust Moneys (exclusive of proceeds of sale of any part of the Trust Estate) received by  the Trustees and distributed to the Trust Certificate holders (but not less than (i) $20,000 in any fiscal year ending prior to February 1, 2006 and (ii) $45,000 in any fiscal year beginning after January 31, 2006, in each case adjusted as provided below) while it is in office; (b) each Individual Trustee shall receive as compensation for services as Trustee hereunder not less than (i) $20,000 in any fiscal year ending prior to February 1, 2006 and (ii) $45,000 in any fiscal year beginning after January 31, 2006 (in each case adjusted as provided below) while he is in office; and (c) each Trustee shall receive such additional compensation from the cash proceeds of the sale of any part of the Trust Estate while he is in office as may be approved by a majority in interest of the Trust Certificate holders, or in event of the sale of the Trust Estate by 75% in interest thereof. In each fiscal year beginning after January 31, 1982, the minimum amount payable to each of the Trustees shall be escalated upwards or downwards (but not below $20,000 in any fiscal year ending prior to February 1, 2006 and not below $45,000 in any fiscal year beginning after January 31, 2006) in accordance with changes from November 1981 level of 295.5 (herein called the 1981 escalation level) in the Producer Price Index for All Commodities (with 1967 = 100 as a base) published by the Bureau of Labor Statistics of the United States Department of Labor or any succeeding federal governmental agency publishing such index, such adjustment being herein called the “escalation adjustment”. The escalation adjustment for the fiscal year ended January 31, 1983 and each succeeding fiscal year shall be made on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year and (b) the 1981 escalation level.

In the event the index referred to above shall use for 100 as a base some period other than the 1967 = 100 base referred to above, for the purposes hereof, such published index shall be adjusted so as to be in correct relationship to such 1967 base. In the event publication of such index is discontinued by any federal agency, the index to be used as aforesaid shall be that index, independently published, which, after necessary adjustments, if any, provides in the sole judgment of the Trustees the most reasonable substitute for such Producer Price Index for All Commodities during any period subsequent to November 1981, it being intended to substitute an index which most accurately reflects fluctuations in the wholesale prices of all commodities in the manner presently reported by the Producer Price Index for All Commodities (with 1967 = 100 as a base) published by the Bureau of Labor Statistics of the United States Department of Labor.

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Any Trustee hereunder, who is also a trustee of the Land Trust, shall not receive any compensation or commissions for acting as a trustee of the Land Trust, but shall be entitled to receive compensation only under the provisions of this Agreement.

In addition to the compensation set forth above, the Corporate Trustee shall receive the sum of $12,500 in each fiscal year (including the first fiscal year) to cover clerical and administrative services to the trust (other than services customarily performed by a registrar or transfer agent) provided, however, that said amount of $12,500 shall be increased to $62,500 in each fiscal year beginning after January 31, 1982, and provided further that an additional amount may be paid to the Corporate Trustee in any fiscal year to cover such services when deemed appropriate by action of the Trustees (in which all individual Trustees concur) taken in accordance with Section 10.1.

In the event of any substitution of or change in the Trustees in any fiscal year ending prior to February 1, 1982, each Trustee shall receive compensation based only upon such rent, royalties and other income and proceeds of sale received and distributed while such Trustee was in office. In the event of any substitution of or change in the Trustees in any fiscal year beginning after January 31, 1982, (a) the Corporate Trustee shall receive compensation based only upon such rent, royalties and other income and proceeds of sale received and distributed while it was in office, but not less than the minimum compensation payable as provided above for the quarters of any fiscal year that such Corporate Trustee was in office; and (b) each Individual Trustee shall receive compensation only for the quarters of any fiscal year that such Individual Trustee was in office.

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MESABI TRUST

PROXY SOLICITED ON BEHALF OF THE MESABI TRUST

FOR THE SPECIAL MEETING OF TRUST CERTIFICATE HOLDERS

TO BE HELD ON JANUARY 17, 2006

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Trust Certificate Holders and the Proxy Statement, and appoints David J. Hoffman, Richard G. Lareau, Norman F. Sprague, III, and Deutsche Bank Trust Company Americas and each of them individually, as his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote all Units of Beneficial Interest of the Mesabi Trust that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on the record date at the Special Meeting of Trust Certificate Holders of the Mesabi Trust to be held at 60 Wall Street, New York, New York 10005 on Tuesday, January 17, 2006, at 10:00 a.m., local time, and at any adjournment or postponement thereof, on all matters properly coming before such meeting.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE.  If you fail to specify your vote, your Proxy will be voted “FOR” each of the proposals contained on the reverse side of this Proxy.  The Proxies cannot vote your Units unless you sign and return this card.  Any Proxy may be revoked in writing at any time prior to the voting thereof.

Any Proxy when properly granted will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting.   Proxies are authorized to vote upon matters incident to the conduct of the meeting, such as approval of one or more adjournments of the meeting for the purpose of obtaining additional Trust Certificate Holder votes.

A.  Appointment of Successor Trustee.

Proposal One – Appointment of James A. Ehrenberg as Successor Trustee.

☐ FOR	☐ AGAINST	☐ ABSTAIN

B. Amendment to Agreement of Trust.

Proposal Two – Amendment to Agreement of Trust Regarding Trustee Compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign this Proxy EXACTLY as your name(s) appears on this Proxy card.  Joint owners should each sign personally.  If you are signing as a representative of the named Trust Certificate Holder (e.g. as a trustee of a trust, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your FULL title or the capacity in which you sign.

Signature 1 - Please keep signature within the box

Date

Signature 2 - Please keep signature within the box

Date